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                                                                   EXHIBIT 10.19


                            STOCK PURCHASE AGREEMENT



         THIS STOCK PURCHASE AGREEMENT (this "Agreement") made and entered into as of January 9, 1998 by and among AUTHENTIC SPECIALTY FOODS, INC., a Texas corporation (the "Purchaser"), THE TORTILLA KING, INC., a Texas corporation (the "Company"), SARAGOSA BAZAN, JR. and LYDIA E. BAZAN (collectively, the "Stock Sellers"), and the SBJ TRUST dated April 27, 1993 between Saragosa Bazan, Jr. and Lydia E. Bazan, as Grantors and Trustees (the "SBJ Trust," and together with the Stock Sellers, the "Sellers").

                              W I T N E S S E T H:

         WHEREAS, all of the outstanding shares of common stock, no par value (the "Common Stock"), of the Company are owned of record and beneficially by the Stock Sellers in the respective amounts set forth on Appendix I attached hereto;

         WHEREAS, the real property and improvements described on Appendix II (the "Related Assets") are currently owned by SBJ Trust;

         WHEREAS, the Stock Sellers desire to sell, and the Purchaser desires to purchase, all of the outstanding Common Stock, and SBJ Trust desires to transfer to sell to the Company all of the Related Assets, in each case on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                 SALE OF SHARES AND TRANSFER OF RELATED ASSETS

         1.1 Purchase Price. At the Closing (as defined below), the Stock Sellers will sell, transfer, convey and deliver to the Purchaser all of the outstanding shares of Common Stock (the "Shares"), as evidenced by the delivery of a certificate or certificates evidencing the Shares, accompanied by duly executed stock powers, and the SBJ Trust will sell, transfer, convey and deliver to the Company the Related Assets in accordance with the provisions of
Section 4.9, in exchange for the following aggregate consideration: (a) $5,000,000, payable at the Closing by wire transfer or other delivery of immediately available funds, in the respective amounts set forth on Appendix I, and (b) 240,626 shares in the aggregate of common stock, par value $1.00 per share (the "Purchaser Common Stock") registered in the names of the Sellers in the respective percentages set forth on Appendix I.

         1.2 Section 338(h)(10) Elections. The Sellers agree that, if requested by the Purchaser within the time period prescribed by law for the filing thereof, the Stock Sellers, in their capacity as all of the shareholders of the Company immediately before the Closing, shall join the Purchaser in making a timely, irrevocable and effective election under section 338(h)(10) of the Code (and Treasury Regulation section 1.338(h)(10)-1) and a similar election under any applicable state income tax law (collectively, the "Section 338(h)(10) Elections") with respect to the Purchaser's purchase of the Shares. To facilitate such election, at the Closing the Stock Sellers shall deliver to the Purchaser an Internal Revenue Service Form 8023 and any similar forms under applicable state
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income tax law (the "Forms") with respect to the Purchaser's purchase of the
Shares, which Forms shall have been duly executed by each of the Stock Sellers. If the Purchaser determines to make the Section 338(h)(10) Elections with respect to its purchase of the Shares, the Purchaser shall cause the Forms to be duly executed by an authorized person for the Purchaser, shall complete the schedules required to be attached thereto, shall provide a copy of the executed Forms and schedules to the Seller Representative, and shall duly and timely file the Forms as prescribed by Treasury Regulation section 1.338(h)(10)-1 or the corresponding provisions of applicable state income tax law.

         1.3 No Assumption of Liabilities in connection with Related Assets. Neither the Company nor the Purchaser shall assume or otherwise be liable for, and shall be indemnified with respect to in accordance with the provisions of Section 7.2 hereof, all other liabilities and obligations in connection with the Related Assets.

         1.4 Closing. The closing ("Closing") of the sale and purchase of the Shares and the Related Assets shall take place at the offices of Cullen, Carsner, Seerden & Cullen, L.L.P., 119 South Main Street, Victoria, Texas, at 10:00 a.m. on January 9, 1998, or at such other place, time and date upon which the parties hereto may agree (the "Closing Date").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND THE COMPANY

         The Sellers and the Company jointly and severally warrant and represent to the Purchaser as follows:

         2.1 Organization, Qualification and Capacity. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as contemplated to be conducted, and (ii) except as otherwise set forth on
Schedule 2.1, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary, which jurisdictions are listed on Schedule 2.1. Each Seller has full power and authority to enter into this Agreement and the capacity and authority to make the representations, warranties, covenants and agreements herein.

         2.2 Capital Stock. The authorized capital stock of the Company consists solely of 1,000,000 shares of Common Stock, 1,000 of which shares are validly issued and outstanding, fully paid and nonassessable and the remainder of which are unissued. All of the issued and outstanding capital stock of the Company is owned beneficially and of record by the Stock Sellers, free and clear of any pledge, lien, charge, encumbrance or other adverse claim. There are no outstanding or authorized subscriptions, options, warrants, rights, conversion rights, preemptive rights, rights of first refusal or other agreements or commitments obligating the Company to issue or purchase shares of its capital stock or any security convertible into capital stock or obligating any Seller or the Company to purchase, sell or transfer any capital stock of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Common Stock. Set forth on
Schedule 2.2 is a true, complete and correct copy of the Company's stock ledger, which fully and



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fairly describes all transactions involving any shares of capital stock of the
Company, including without limitation issuances, repurchases and transfers of capital stock.

         2.3 Subsidiaries. The Company has no subsidiaries (as hereinafter defined).

         2.4 Governmental Authorizations. The Company holds, and after the consummation of the transactions contemplated hereby will hold, such licenses, permits, consents, authorizations and orders of such Governmental Authorities (as hereinafter defined) as are necessary to carry on its business as presently being conducted, and such licenses, permits, consents, authorizations and orders are in full force and effect and have been and are being fully complied with by the Company. Schedule 2.4 lists and briefly describes all such licenses, permits, consents, authorizations, and orders.

         2.5     Financial Statements.

                 (a) Attached as Schedule 2.5 are copies of the balance sheet of the Company as of December 31, 1997 (such date being referred to herein as the "Statement Date") and the related statements of income and statements of cash flows of the Company for each of the months in the one year then ended (the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles consistently applied, present fairly the financial condition of the Company as of the Statement Date, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

                 (b)      Except for pending litigation fully described in
         Schedule 2.8, there are no debts, liabilities or other obligations of any nature, whether accrued, absolute, contingent or otherwise, of the Company as of the Statement Date that are not reflected in the Financial Statements.

         2.6 No Adverse Changes. Except as disclosed in Schedule 2.6, since the Statement Date, there have been no (a) material adverse changes (whether or not within the control of the Company or the Sellers) in the results of operations, business, prospects or financial condition of the Company from that set forth in the Financial Statements, (b) events or conditions (whether or not within the control of the Company or the Sellers) affecting the assets, properties, contracts with suppliers or customers, business, prospects or operations of the Company from that in effect on the Statement Date or (c) material adverse changes (whether or not within the control of the Sellers) to, or relating to, the Related Assets.

         2.7     Properties.

                 (a) Schedule 2.7(a) Part I set forth a brief description of (i) all real property (other than leaseholds) reflected in the Financial Statements purported to be owned by the Company on the Statement Date or real property (other than leaseholds) in which the Company purports to have an interest on such date including real property (other than leaseholds) sold after such date, which property, however, shall be designated as sold, (ii) all real property (other than leaseholds) acquired by the Company after the Statement Date, and
         (iii) all real property (other than leaseholds) charged off any of the financial records of the Company but





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         still owned by the Company (collectively, the "Fee Property").  Except as set forth on Schedule 2.7(a) Part I, the Company has good and indefeasible title to the Fee Property, free of any mortgage, pledge, lien, charge, encumbrance or other adverse claim and there are no outstanding opinions or rights of first refusal to purchase any of the Company's real properties or any portion thereof. The Company has good title to all other properties and assets reflected in the Financial Statements as of the Statement Date, or purported to have been acquired by the Company after such date or used in connection with the business of the Company (excepting, however, property and other assets sold or otherwise disposed of in the ordinary course of business subsequent to such date), and, except as set forth on
         Schedule 2.7(a) Part I, are free of any mortgage, pledge, lien, charge, encumbrance or other adverse claim. Schedule 2.7(a) Part II sets forth a brief description (including without limitation the total amount of rent and other payments actually payable with respect thereto) of all real property, building and facilities leased by the Company (collectively, the "Leases"). Except as fully described on
         Schedule 2.7(a) Part II, the Company enjoys peaceful and undisturbed possession under all Leases. Except as set forth on Schedule 2.7(a)
         Part II, any of property subject to any Lease that is owned by any Seller (or any affiliate thereof) is free of any mortgage, pledge, lien, charge, encumbrance or other adverse claim. Except as set forth in Schedule 2.7(a), there is no other real property, buildings or facilities owned, used or occupied by Company.

                 (b) All of the Related Assets (and the current owner thereof) are listed and described separately on Appendix II attached hereto. SBJ Trust has good and indefeasible title to all real property, and good title to all other property, included in the Related Assets. The Related Assets are used for purposes relating to operation of the business of the Company and for no other purpose. Except for the Related Assets described on Appendix II and leased facilities, as described on Schedule 2.7(a), there are no other assets or rights (contractual or otherwise) relating to the business, assets, prospects or operations of the Company in which any Seller, SBJ Trust or any affiliate of Seller or SBJ Trust has any rights whatsoever. Except for the provisions of Sections 2.7(b) and 4.9 and any other provision referring to such section or compliance therewith, for the purposes of this Agreement, all of the representations, warranties and covenants made by Sellers or Company with respect to the Company's assets or business shall also be made to the Related Assets as if they had been owned by the Company since the earliest time that they were owned by any Seller or any affiliate thereof.

                 (c) There are no parties in possession of any portion of any real property purported to be owned or leased by the Company or included in the Related Assets (each a "Real Property") as lessees, licensees, tenants at sufferance, trespassers or otherwise, other than the Company.

                 (c) There is no pending or, to the best of Sellers' knowledge, threatened condemnation or similar proceeding or special assessment affecting any Real Property, or any part thereof, nor has any Seller or the Company received notification that any such proceeding or assessment is contemplated by any Governmental Authority. Neither (i) the location, occupancy, operation or use of any Real Property (including the buildings, improvements, fixtures and equipment forming a part thereof) nor (ii) the construction of any Real Property violates any applicable law, statute, ordinance, rule, regulation, order or





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         determination of any Governmental Authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting any of the Real Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health laws and regulations (hereinafter sometimes collectively called "Applicable Laws").

                 (e) No Real Property is within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973.

                 (f) (i) There are no unpaid and presently due charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of any Real Property, or the business operated thereon, that could give rise to any mechanic's or materialmen's or other statutory lien (A) against such Real Property or any part thereof (including any Real Property estate therein), or (B) for which the Company will be responsible, and
         (ii) the Company has not entered into any agreement the performance of which could give rise to a lien or other encumbrance against the Real Property.

                 (g) There exists no action or proceeding to modify or terminate the present zoning, if any, of any Real Property.

                 (h) There exists no judicial, quasi-judicial, administrative or other proceeding or court order, building code provision, deed restriction or restrictive covenant (recorded or otherwise) or other private or public limitation that to the best of Sellers' knowledge could in any way impede or adversely affect the use of such Real Property by the Company as currently used.

                 (i) Each Real Property is connected to and serviced by water, septic tank or sewage disposal (as applicable), gas, telephone and electric facilities that are adequate for current use of such Real Property and is in compliance with all Applicable Laws. All public utilities required for the operation of such Real Property enter such Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements. Each Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable appurtenant easement.

                 (j)      To the best of Sellers' knowledge there is not any
         (A) change contemplated in any Applicable Laws, (B) judicial or administrative action, (C) action by adjacent landowners, (D) administrative action, (E) natural or artificial conditions upon such Real Property, or (F) significant adverse fact or condition relating to such Real Property or its current use by the Company, that would prevent, limit, impede or render more costly the Company's use of such Real Property.

                 (k) Permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions)





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         have been issued for such buildings and improvements constituting a part of each Real Property and have been paid for and all of the foregoing are in full force and effect.

                 (l) Each Real Property, including building and improvements, is in good condition and repair. The equipment and other personal property used in connection with the Company's business and operations (i) is in good condition and repair, subject only to normal wear and tear, (ii) is free of any patent structural defects or (to the best of Seller's knowledge) latent structural defects, (iii) is suitable for the purpose for which it is presently used, and (iv) has been maintained in accordance with industry practice and manufacturer's recommended guidelines.

                 (m) No commitments have been made by the Company, any Seller or other person to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners or homeowners' association, or any other organization, group or individual, relating to any Real Property that would impose an obligation upon the Purchaser or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Real Property. Each Real Property's compliance with all Applicable Laws does not depend on, and no zoning, subdivision or other governmental approval for such Real Property depends on, any Real Property, or rights appurtenant thereto, other than such Real Property. No Governmental Authority has imposed any requirement that any developer of any Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of such Real Property or any part thereof. The provisions of this subparagraph shall not apply to any regular or nondiscriminatory local real estate or school taxes assessed against any such Real Property.

                 (n) Each of the Leases is valid and subsisting and in full force and effect in accordance with its terms, provisions and conditions and constitutes the legal, valid, binding and enforceable obligation of the Company and the landlord thereunder; no party thereto is in default thereunder and no event has occurred that, with notice or lapse of time or both, would constitute a default; all initial installation work, if any, has been fully performed, paid for and accepted. No landlord has given any notice to the Company or Sellers of intention of instituting litigation with respect to any Lease. True, complete and correct copies of each of the Leases as currently in effect have been delivered to the Purchaser, and the Company is not subject to any obligation to or for the benefit of the landlord with respect any of the related Real Property except as fully set forth in such Leases.

         2.8     Litigation, Judgments, Etc.  Except as fully described in
Schedule 2.8, there are no actions, suits, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened against or affecting the Company or its assets in any court or before or by any federal, state or other Governmental Authority, or before any arbitrator, and the Sellers have no reason to believe that any such action, suit, proceeding or investigation will be brought or threatened against the Company or its assets. Each of the incidents giving rise to the matters listed on Schedule 2.8 is fully covered by insurance (subject only to the applicable deductibles described on Schedule 2.22), is being defended by the applicable insurance carrier and its counsel, and no such insurance carrier has given the Company notice of any reservation of rights with respect to any of the foregoing. The Company is not in default with respect to any judgment, order, writ, injunction, decree or award applicable to it





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of any court or other Governmental Authority or arbitrator having jurisdiction over it and all such judgments, orders, writs, injunctions, decrees and awards are described in Schedule 2.8. Except as fully described in Section 2.10,
Section 2.12, Section 2.13 or in any disclosure schedule related thereto, the Company is not in default with respect to any rule or regulation applicable to it of any Governmental Authority having jurisdiction over it, or in violation of any law or statute.

         2.9     Intellectual Property.

                 (a) Marks. Schedule 2.9(a) lists all foreign and domestic trademarks, service marks, trade dress, and trade names (collectively, the "Marks"), and registrations therefor, used by Company in connection with the conduct of business now being conducted. Except as disclosed in Schedule 2.9(a) Company is the sole owner of all right, title and interest in the Marks and, to the best of Sellers' knowledge, there exist no facts that would invalidate the Marks in the areas in which business is presently being conducted. Except as disclosed on Schedule 2.9(a), to the best of Sellers' knowledge, the Marks, as currently being used, do not infringe upon any rights of a third party. Neither the Company nor any Seller has received notice from a third party asserting that one or more of the Marks are infringing, or would infringe if used in a geographic area outside the area in which the Company's business is presently conducted. Except as disclosed on Schedule 2.9(a), to the best of Sellers' knowledge, there are no third party uses of the Marks or colorable imitations thereof. Neither the Company, any Seller or any of their affiliates, nor, to the best of Sellers' knowledge, any other person has granted any rights or license whatsoever with respect to the use of the Marks "Tortilla King" or "El Rey" or any derivation thereof, or any other. Except as set forth on Schedule 2.9(a), neither any Seller nor any affiliate of the Company has any rights or license with respect to any of the Marks. Any rights or licenses that any Seller or any affiliate of the Company has will be transferred to the Company at or prior to the Closing for no additional consideration. No rights in any of the Marks listed in Schedule 2.9(a) will be affected in any way by virtue of the execution of this Agreement or the consummation of the transactions contemplated hereby. No Mark is the subject of any pending, or to the best of Sellers' knowledge, threatened, litigation, arbitration, interference or protest proceeding.

                 (b) Patents. There are no foreign or domestic patents or applications therefor used in the conduct of the business as now conducted or in which the Company has rights (collectively, the "Patents"). No patent rights other than those granted to the Company by its purchase of equipment are necessary to conduct the business of the Company as now conducted.

                 (c) Copyrights. There are no foreign or domestic copyright registrations or applications for registration thereof used in the conduct of the business of the Company as now conducted or in which the Company has rights. All copyrights used in the conduct of the business as now conducted, including all copyrights with respect to advertising, software and photographs (collectively, the "Copyrights"), are solely owned by the Company. Neither Company nor any Seller has received any notice from a third party asserting any allegations of infringement of any Copyrights. Neither the Company nor any Seller has sold, licenced or transferred to any Seller, employee or other person or entity any rights to any of the Copyrights.





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                 (d)      Trade Secrets.  All trade secrets confidential
         information and know-how used in the conduct of the business as now conducted, including but not limited to customer information and supplier information, are owned by the Company and can be used or sold by the Company without infringing trade secret or other rights of others. Schedule 2.9(d) contains a list of all current employees who have (or could reasonably be expected to have) knowledge of the trade secrets, confidential information and know-how. Each such employee has executed agreements for maintaining the confidentiality of the trade secrets, confidential information and know-how, which are in full force and effect. Neither the Company nor any Sellers have sold, licensed or otherwise transferred to any Seller, employee or any other person any right to use or disclose any trade secret confidential information and know-how. All such trade secrets, confidential information and know-how are presently valid and protectable and none of the trade secrets, confidential information and know-how are a part of the public domain.

                 (e) All working requirements and all fees, annuities and other payments that are due on or before the Closing for any foreign or domestic Marks, Patents, and Copyright and all application and/or registrations therefore have been met or paid.

                 (f) The Company has the right to use, free and clear of the rightful claims by others all foreign and domestic Marks, Patents and Copyrights and all applications and/or registrations therefore, as well as all trade secrets confidential information and know-how used or having been used in the conduct of the business of the Company as now conducted.

         2.10    Environmental and Health Laws.

                 (a) The Company is not in violation of any Environmental Laws (as hereinafter defined) or any order or requirement of any court or Governmental Authority to the extent pertaining to health or the environment, nor are the operations or assets of the Company subject to any remedial obligations (except for customary closure obligations) under any Environmental Law;

                 (b) Without limitation of clause (a) above, the Company is not subject to any existing, pending or, to the best of Sellers' knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law and neither the Company nor the Sellers have reason to believe that any such action, suit, investigation, inquiry or proceeding will be brought against the Company;

                 (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Law, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

                 (d) Since the effective date of the relevant requirements of RCRA (as hereinafter defined) all hazardous substances or solid wastes generated by the Company or at any property currently or heretofore owned or leased by the Company, including, but not limited





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         to, the Real Property and requiring disposal have been, to the extent required by any Environmental Law, transported only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, and, to the best of Sellers' knowledge, such carriers and facilities have been and are operating in compliance with such authorizations and to the best of Sellers' knowledge are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

                 (e) There are no underground storage tanks or other underground containers on or under any of the Company's assets or operations;

                 (f) Without limiting the foregoing, there is no liability to any third party in connection with any release or threatened release of any hazardous substances, solid wastes, petroleum and petroleum products into the environment as a result of or with respect to the Company's assets or operations; and

                 (g) Copies of all environmental reports and records possessed by Sellers or the Company that address the environmental condition of any property currently or heretofore owned or leased by the Company (including, but not limited to, the Real Property) or other assets of the Company or environmental compliance or liability concerns affecting the business of the Company are attached hereto as
         Schedule 2.10(g).

         For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently or hereafter in effect in any and all jurisdictions in which the Company's assets are located or in which its operations are conducted, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of wastes or the use, maintenance, and closure of pits and impoundments, and other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located or the operations are conducted establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the Company's operations or assets are located or which exercises jurisdiction over any of the Company or its operations or assets, and any agency, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over the Company or its operations or assets.





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         2.11    Additional Schedules.  Schedule 2.11 contains the following separate schedules and has attached the following documents:

                 (a) Copies of all currently effective contracts or options relating to the acquisition by the Company of any operating business.

                 (b) Copies of all currently effective contracts for the performance of services involving aggregate annual receipts or payments by the Company in excess of $10,000.

                 (c) Copies of all currently effective contracts for the purchase, sale, lease or exchange of real or personal property involving aggregate receipts or payments by the Company in excess of $10,000.

                 (d) Copies of all currently effective contracts for construction on or improvement of any Real Property (and all documentation relating thereto) involving aggregate receipts or payments by the Company in excess of $10,000.

                 (e) A schedule, as of the Statement Date, of the trade and accounts receivable of the Company in excess of $10,000 showing separately for each such receivable its age denominated by an appropriate classification.

                 (f) Except as otherwise delivered pursuant to clause (g) or (j), copies of all currently effective agreements or arrangements with regard to the payment of compensation (including without limitation bonuses), profit-sharing, pension, vacation, retirement or other compensation benefits to, or providing for the indemnification of, current or former directors, officers or employees of the Company whose compensation exceeds $40,000 per year, regardless of whether said agreements or arrangements are legally binding (a schedule setting forth the name or identification of each current or former director, officer or employee of the Company who is currently being paid or who is entitled to compensation (other than at hourly rates) benefits that in the aggregate exceed $10,000 per year and the rate or amounts thereof is set forth in Schedule 2.18); and all currently effective written contracts or commitments with unions or other groups or otherwise with respect to wages, working conditions, work rules or employee benefits.

                 (g) A summary of all material statements of practice followed by the Company with regard to the payment of compensation (including without limitation bonuses), profit-sharing, pension, vacation, retirement or other compensation benefits to current or former directors, officers or employees of the Company whose compensation exceeds $40,000 per year, whether or not said practices are legally binding; and all currently effective material contracts or commitments with unions or other groups or otherwise with respect to wages, bonuses, working conditions, work rules or employee benefits that were not required to be delivered pursuant to subparagraph (f) or
         (j).

                 (h) Copies of all complaints and other pleadings (and settlement documents and releases) relating to threatened, pending or settled litigation or governmental proceedings or claims set forth on
         Schedule 2.8.

                 (i) A schedule listing and itemizing all current and forecasted depreciation expenses of the Company or assets owned on the Statement Date or acquired by the Company since such date.

                 (j) Copies of all pension, profit sharing, retirement, bonus or stock option or stock purchase plans or hospitalization, sickness and accident or other fringe benefit plans or programs of the Company currently in effect with respect to employees or others.

                 (k) Copies of all currently effective contracts, notes, financing statements, mortgages, deeds of trust and other instruments relating to the borrowing of money or the guaranty of any obligation for the borrowing of money and of all currently effective letters of credit to which the Company is a party or otherwise liable or that relate to the Company or its assets (whether contingently or absolutely).

                 (l) Copies of all other currently effective contracts material to the business and operations of the Company, regardless of whether made in the ordinary course of business.

                 (m) Copies of all currently effective contracts containing covenants limiting the freedom of the Company to compete in any line of business or with any person in any geographical area.

                 (n) Copies of all currently effective contracts requiring the payment to any person of any royalty or similar commission or fee in excess of $10,000 per annum, of the Company not delivered pursuant to subparagraph (g) above.

                 (o) Copies of all currently effective contracts to which both (X) the Company, on one hand, and (Y) any Seller or any of its officers, directors, partners or affiliates other than the Company, on the other hand, are parties not otherwise delivered pursuant to this
         Section 2.11.

The Company is not, and but for a requirement that notice be given or that a period of time elapse or both would not be, in default under any contract, agreement, lease or other instrument to which it is a party or by which it or its properties is bound. All of the purportedly currently effective contracts, agreements, understandings, licenses, franchises, permissions and commitments, whether or not attached to a schedule to this Agreement, of the Company are in good standing, valid and effective and the Company has, in the ordinary course of business, paid all amounts due thereunder and has satisfied in full all the liabilities and obligations with respect thereto and, no party other than the Company is in default under any such contract, agreement, understanding, franchise, permission or commitment.

         2.12    Taxes.

                 (a) (i) All returns and reports ("Tax Returns") of or with respect to any Tax (as hereinafter defined) that are required to be filed on or before the Closing Date by or with respect to the Company or the assets or business of the Company have been or will be duly and timely filed (except as set forth on Schedule 2.12), (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes that have become or will become due with respect to the period covered by each such Tax Return (whether or not shown on such Tax Return) have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or its business have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. For purposes of this Agreement, "Taxes" shall mean any federal, state, local, foreign and other taxes, assessments, fees and other governmental charges, including without limitation income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property (tangible and intangible), stamp, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational, interest equalization, windfall profit, severance, and other similar governmental charges (including interest and penalties).

                 (b) No Tax Returns of or with respect to the Company or its business have been audited by the applicable Governmental Authority.

                 (c) There is no claim against the Company or its assets or business for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or its business.

                 (d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or its assets or business or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or its assets or business.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and its assets or business up to and through the periods covered thereby.

                 (f) Neither the execution or deliver of this Agreement, nor the performance by any party of its obligations hereunder has resulted or will result in the imposition of any Tax (or the requirement to file any Tax Return) on the Company or any shareholder of the Company (other than the Sellers).

         2.13 Employee Benefit Plans. Schedules 2.11(f), Schedule 2.11(g) or Schedule 2.11(j) set forth all employee benefit plans within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored, maintained or contributed to by the Company for the benefit of the employees of the Company ("Plans"), or has been so sponsored, maintained or contributed to within six years prior to the Closing Date.
Except as otherwise set forth Schedule 2.11(f), Schedule 2.11(g) or Schedule 2.11(j), (a) all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and applicable law, (b) each of the Plans intended to be qualified under Section 401 of the Code, satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status, and (c) no act, omission or transaction has occurred which would result in imposition on the Company of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. Further, there is no Plan sponsored, maintained or contributed to by the Company, or that has been sponsored, maintained or contributed to by the Company that is subject to Title IV of ERISA, and there is no employee benefit plan, within the meaning of
Section 3(3) of ERISA, which is not listed in Schedule 2.11(f), Schedule 2.11(g) or Schedule 2.11(j), and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to by any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA.
The termination of any Plans will not violate any law, rule or regulation and will not result in (and has not resulted in) any liability to the Company (other than resulting solely from reasonable expenses incurred to terminate any such plan). Schedule 2.13 sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and none of said employees are subject to union or collective bargaining agreements with the Company. The Company has not at any time on or after January 1, 1997 had or, to the knowledge of Sellers, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees which had a material adverse effect on the Company.

         2.14     Authorization of Agreement - No Violation - No Consents.
Each of the Sellers and the Company has full power and authority to enter into this Agreement and the other documents delivered pursuant to this Agreement (collectively, the "Documents") to the extent each is a party thereto and the capacity and authority to make the representations, warranties, covenants and agreements herein or therein. Except as set forth on Schedule 2.14, neither the execution or delivery of the Documents nor the consummation of the transactions contemplated herein or therein (a) will conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Articles of Incorporation or Bylaws of the Company (copies of all of which organization documents are attached as Schedule 2.14) or (ii) any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any Seller or the Company is a party or to which it is subject (including without limitation the trust agreement and/or declaration of trust forming SBJ Trust), (b) will result in the creation of any lien, charge or other encumbrance on any property or assets of the Company, or (c) will require any Seller or the Company to obtain the consent of any private nongovernmental third party not already obtained. Except as expressly contemplated by the Documents, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of the Documents by any Seller or the Company or their performance of the terms of the Documents or the validity or enforceability of the Documents. This Agreement and each Document delivered pursuant hereto constitutes the legal, valid and binding obligation of the Company and each Seller (to the extent a party thereto) enforceable against each such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

         2.15 Brokerage Agreements. None of any Seller or the Company has entered (directly or indirectly) into any agreement, with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

         2.16 Accounts Receivable. All accounts and notes receivable of the Company in excess of $10,000 arose in the ordinary and usual course of business, represent valid obligations subject to no set-offs or counterclaims, and either have been collected or are collectible (subject only to bankruptcy stays sought by account debtors) in the ordinary and usual course of business in the aggregate recorded amounts as reflected in the books of account of the Company in accordance with their terms.

         2.17 Banks. Schedule 2.17 sets forth (a) the name of each bank, trust company, stock and other broker with which the Company has an account, credit line, or safe deposit box or vault or maintains any relations, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all persons authorized by proxies, powers of attorney or like instruments, to act on behalf of the Company in matters concerning any of its business or affairs.

         2.18 Directors, Officers and Key Employees. Schedule 2.18 contains a true and complete list of the name, address and salary, as well as the title or functional position, of each current director and officer of the Company, and each other current employee, consultant, representative, salesman or agent employed or under contract with the Company who received or accrued or on an annualized basis would have received or accrued aggregate direct cash remuneration as reflected on such person's Form W-2 at the rate of $40,000 or more per annum from the Company in respect of the 24 months ended on the Statement Date. Except as set forth on Schedule 2.18, none of the persons listed on Schedule 2.18 has received any wage or salary increase or bonus since the Statement Date, nor have any such increases or bonuses been adopted since the Statement Date. Neither any Seller, the Company nor, to the best of Sellers' knowledge, any of the officers or directors of the Company has ever been convicted of a felony. None of any Seller or any of the persons set forth on Schedule 2.18, and no relative or affiliate known to any Seller or the Company of any such person has had in the last five years any transaction with the Company involving the receipt by or payment by the Company of more than $10,000 in cash, property or services or the increase in the debt or other liabilities of the Company, except in the ordinary course of their employment as set forth in Schedule 2.18 or as otherwise set forth on Schedule 2.18.

         2.19 Suppliers and Customers. Schedule 2.19 sets forth the 20 most significant third party suppliers and the 20 most significant third party customers of the Company (in terms of payments to or by such persons) during the twelve-month period ended the Statement Date. The relationships of the Company with its suppliers and customers are satisfactory, and no Seller is aware of any intention by any such customer or supplier to terminate its relationship with the Company or to reduce the amount of business conducted with the Company.

         2.20 No Material Omissions. Neither this Agreement nor any of the documents delivered in connection therewith contains any untrue statement of a material fact, nor does this Agreement or any such document omit to state any fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact that would materially adversely affect the operations, business, assets or prospects of the Company that has not been disclosed in this Agreement or any Schedule hereto.

         2.21 Outstanding Debt. Except as disclosed on Schedule 2.21 or the Financial Statements or incurred in the ordinary course of business since the Statement Date, the Company has no outstanding debt, payables, liabilities or liens of any kind, whether fixed, contingent, matured or unmatured. All such debt, payables, liabilities or liens incurred as described above in the ordinary course of business and existing on December 31, 1997 are listed on
Schedule 2.21.

         2.22 Insurance. Schedule 2.22 Part I sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation and bond and surety arrangements) related to the Company or its assets:

                 (a)      the name, address, and telephone number of the agent,

                 (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (c)      the policy number and period of coverage;

                 (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (e) a description of any retrospective premium adjustments or other loss-sharing arrangements.

         True and complete copies of each such insurance policy are attached as
Schedule 2.22 Part II.

         2.24 Inventory. The Company's inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are of a quality, quantity, and condition useable or saleable in the ordinary course of business within the Company's normal inventory turnover experience; and (iii) are valued in accordance with generally accepted accounting principles. The Company does not have any liability with respect to the return or repurchase of any goods in the possession of any customer outside the ordinary course of business.

         2.25 Compliance with Laws. (a) The Company is in compliance with all laws, regulations and orders applicable to it, its respective business and operations (as conducted by it now and in the past), and its properties and assets (in each case owned or used by it now or in the past). The Company has not been cited, fined or otherwise notified of any asserted past or current material failure to comply with any laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to the Sellers' knowledge, threatened. The Company has not made any payment of funds in connection with its business that is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

         (b) The Company has complied with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act as employer is required, the Company has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the knowledge of the Sellers, threatened against the Company, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

         (c) The Company is not subject to any contract, decree or injunction that restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         2.26 Status of Securities. Each Stock Seller represents and warrants that they have received a copy of the Purchaser's Prospectus dated August 27, 1997 of the Purchaser (the "Prospectus") and Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on November 21, 1997, and have reviewed such documents carefully. Each Stock Seller further represents and acknowledges that the issuance to such person of shares of Purchaser Common Stock pursuant to the terms of this Agreement has not been registered or qualified under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities or "blue sky" laws. Each Stock Seller further represents and acknowledges that such securities may not be sold, transferred or otherwise disposed of without an effective registration statement under the Securities Act and compliance with applicable state securities and "blue sky" laws, or an applicable exemption therefrom, and that the certificates for such shares shall bear a restrictive legend to such effect. Each Stock Seller represents to the Company that such person is taking such shares for investment and not with a view to distribution, within the meaning of the Securities Act. Without limiting the generality of the foregoing, each Stock Seller agrees that it will not offer, issue, sell, transfer, grant options to purchase or otherwise dispose of, for value or otherwise, directly or indirectly, any shares of Purchaser Common Stock or other equity securities of the Purchaser prior to February 23, 1998.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as contemplated to be conducted, and is not required to qualify to do business as a foreign corporation in any jurisdiction.

         3.2 Authorization of Agreement - No Violation - No Consents. The Purchaser has full power and authority to enter into the Documents (to the extent a party thereto) and to make the representations, warranties, covenants and agreements made herein and therein. Except as expressly provided in this Agreement, neither the execution or delivery of the Documents by the Purchaser nor the consummation of the transactions contemplated herein by the Purchaser (a) will conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the articles of incorporation or bylaws of the Purchaser or (ii) any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which the Purchaser is a party or to which it is subject, (b) will result in the creation of any lien, charge or other encumbrance on any property or assets of the Purchaser or (c) will require the Purchaser to obtain the consent of any private nongovernmental third party. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of the Documents by the Purchaser or its performance of the terms hereof by the Purchaser or the validity or enforceability hereof or thereof against the Purchaser. This Agreement and the Documents delivered by the Purchaser pursuant hereto constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

         3.3 Brokerage Agreements. The Purchaser has not entered (directly or indirectly) into any agreement under which Seller or any affiliate of Seller could be liable with any person, firm or corporation providing for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

                                   ARTICLE IV

                    COVENANTS OF THE COMPANY AND THE SELLERS

         Each of the Company and the Sellers further agrees, jointly and severally, except as set forth in or contemplated by this Agreement or as otherwise approved by the Purchaser in writing, that from the date hereof through the Closing Date:

         4.1     Conduct of Business of the Company Prior to the Closing Date.

                 (a) The business of the Company shall be operated only in the ordinary course of business and consistent with past practice, and consistent with such operation, the Company and the Sellers will use all reasonable efforts to preserve intact the present organization of the Company and the relationships of the Company with persons having relationships with them;

                 (b) No change shall be made in the Articles of Incorporation or Bylaws of the Company;

                 (c) No change shall be made in the number of shares of authorized or issued capital stock of the Company; nor shall any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by the Company relating to the authorized or issued capital stock thereof; nor shall the Company issue, grant or sell any securities or obligations convertible into shares of the capital stock of the Company; nor shall the Company make any declaration, setting aside or payment of any dividend or distribution of assets of any kind in respect of its capital stock, nor repurchase or agree to repurchase any share of such capital stock;

                 (d) The Company shall not settle any tax claims (including interest and penalties);

                 (e) The Company shall duly comply with all laws applicable to the Company and all laws applicable to the transactions contemplated by this Agreement;

                 (f) Except as fully reflected in the Financial Statements and except in the ordinary course of business, the Company shall not
         (i) incur any indebtedness in addition to any indebtedness outstanding on the date hereof or renew or extend any indebtedness outstanding on the date hereof; (ii) enter into any agreement requiring the maintenance of a specified net worth; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation, except for the endorsement of checks for collection in the ordinary course of business; or (iv) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation, except in connection with normal relocations, travel advances or other advances which in the aggregate are not in excess of $10,000;

                 (g) The Company shall not (i) increase the compensation payable or to become payable by the Company to any officer, employee, or director thereof, or increase any bonus, insurance, pension or other employee benefit plan, or increase any payment plan, payment or arrangement made to, for or with any officer, employee, or director (other than a bonus of up to $25,000 for 1997 for Ray Bazan) or (ii) commit itself (A) to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or material consulting agreement with or for the benefit of any person or (B) to amend any of such plans or any of such agreements in existence on the date hereof (other than amendments required by law to preserve the qualified status of a Plan), (iii) engage in any transaction (either acting alone or in conjunction with Sellers, any Plan or trust created thereunder) in connection with which the Company could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iv) terminate any Plan in a manner, or take any other action with respect to any Plan, that could result in the liability of the Company to any person, (v) take any action that could adversely affect the qualification of any Plan or its compliance with the applicable requirements of ERISA, (vi) fail to make full payment when due of all amounts that, under the provisions of any Plan, any agreement relating thereto or applicable law, the Company is required to pay as contributions thereto or (vii) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Plan;

                 (h) The Company shall not, except in the ordinary course of business, sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, tangible or intangible, which have a value on the books of the Company, either individually or in the aggregate, in excess of $10,000;

                 (i) The Company shall not enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of products or services in the ordinary course of business, consistent with past practice and not in excess of current requirements;

                 (j) Except as fully reflected in the Financial Statements or on Schedule 4.1(j), the Company shall not make any single capital expenditure, capital addition or capital improvement in an amount exceeding $10,000 for any single facility;

                 (k) Without limiting the provisions of Section 4.5 hereof, none of the Company, the Sellers or the officers or directors of the Company may approve, recommend or undertake, with the Company as the surviving, disappearing or acquiring corporation, any merger, consolidation, share exchange, acquisition of all or substantially all of the assets, tender offer or other takeover transaction or enter into any negotiations with, or furnish or cause to be furnished, any information concerning its business, properties or assets to, any person (other than the Purchaser) that the Company or any of such officers or directors knows to be interested in any such transaction;

                 (l) The Company shall not take, or permit to be taken, any action or do, or permit to be done, anything in the conduct of the business of the Company that would be contrary to or in breach of any of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or to become untrue;

                 (m) The Company shall not settle any claim, action or proceeding existing on or commenced after the date hereof or waive any right against a third party;

                 (n) The Company shall not make any loan or advance to any officer, director, employee, consultant, representative, salesman or agent of the Company involving more than $10,000 in the aggregate or make any other loan or advance;

                 (o) The Company shall not pay or commit to pay any commission or other amount to any director or officer of the Company or any employee, consultant, representative, salesman or agent of the Company or any relative or affiliate of any of them except in accordance with employment contracts or arrangements entered into in the ordinary or usual course of business;

                 (p) The Company shall not make any unlawful payment to governmental or quasi-governmental officials or, except as fully described on Schedule 2.11(m), payments to customers or suppliers for the sharing of fees or rebating of charges or reciprocal practices;

                 (q) Except as provided in Section 6.1(h), none of any Seller or any of the persons set forth on Schedule 2.18, and no relative or affiliate known to any Seller or the Company of any such person shall enter into any transaction with the Company involving the receipt by or payment by the Company of more than $10,000 in cash, property or services or the increase in the debt or other liabilities of the Company, except in the ordinary course of their employment or as set forth on Schedule 2.18; and

                 (r) Except as fully described on Schedule 4.1(r) or as provided in Section 6.1(h), the Company or the Sellers shall not amend any Lease or any instrument affecting the Real Property.

         4.2 Obtaining Consents. The Sellers and the Company will use all reasonable efforts to obtain, and to assist the Purchaser in obtaining, all consents, resignations, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement.

         4.3 Access by the Purchaser to the Company. During the period from the date of this Agreement to the Closing Date or the prior termination of this Agreement pursuant to Section 6.3, the Purchaser and its employees, representatives and agents shall be given access to the facilities, properties, personnel, books and records of the Company for the purpose of conducting an investigation of its financial condition, corporate status, business, properties and assets; provided, however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the Company. The Company will cause the employees, counsel, accountants and other representatives of the Company to be available to the Purchaser and its employees and agents at all reasonable times for such purposes.

         4.4 Confidentiality. None of the Company, any Seller or any employee or other representative or agent of the Company or any Seller will disclose or use any information obtained in the course of the negotiation of this Agreement or otherwise or set forth in any schedule hereto, except (a) in connection with the consummation hereof, (b) as required by law, (c) as may be necessary to the prosecution or defense of any claim or suit brought to enforce rights under this Agreement, or (d) to the extent that the same may become public other than through the action of the Company or any Seller or the representatives, agents or employees of the Company or any Seller. If the transactions contemplated hereby are not consummated and this Agreement terminates, the Company, any Seller, their employees and other representatives and agents promptly will return all copies of documents, contracts or records and other properties furnished by the Purchaser or its affiliates pursuant to this Agreement.

         4.5 Exclusive Agreement. Except to the extent otherwise expressly contemplated by this Agreement, unless this Agreement is terminated prior to Closing, none of Sellers, the Company nor any affiliate thereof will directly or indirectly (a) encourage, solicit or engage in discussions or any negotiations with, or provide any information to, any person or entity (other than the Purchaser or affiliates of the Purchaser) concerning any possible disposition of any of the Company or any asset thereof or of any Related Asset (unless and to the extent that such property or asset would be expressly permitted by this Agreement to be disposed of), or (b) do anything or enter into any agreement or take any action that by its terms or effect could reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein or that would be contrary to or breach any of the terms or provisions of this Agreement or that would cause any of the representations or warranties contained herein to be or become untrue in any material respect.

         4.6 Satisfaction of Closing Conditions. The Company and Sellers shall use all reasonable efforts to satisfy the conditions to Closing set forth in Article VI relating to any Seller or the Company in an expeditious manner.

         4.7 Delivery of Documents at Closing. At the Closing, subject to satisfaction of the conditions set forth in Article VI, Sellers and the Company shall execute and deliver to the Purchaser all documents required to be delivered pursuant to Section 6.1.

         4.8 Real Property Matters. Within seven days after the date of this Agreement, Sellers shall deliver or cause to be delivered to the Purchaser the following:

                 (a) Owner policies of title insurance covering all Real Property owned by the Company or SBJ Trust, if a Related Asset, including, without limitation, the property at 302 Profit Drive, Victoria, Texas (the "Facility"), insuring the Company or SBJ Trust, if a Related Asset has fee simple title thereto, up to the fair market value thereof, subject only to the encumbrances set forth in Schedule 2.7(a) (the "Existing Title Policies"), together with legible copies of all documents listed in such title policies as exceptions to title. If an Existing Title Policy has not been issued for any tract constituting a part of a Related Asset, then the Sellers shall deliver, at Sellers' sole cost and expense, to the Purchaser a commitment from an underwriter reasonably acceptable to the Purchaser to issue a Texas-form owner policy of title insurance in respect of each such Real Property, insuring the Company owns the Real Property in question free of all claims (other than those set forth on Schedule 2.7(a)) up to the fair market value thereof (each, a "Title Commitment"), together with legible copies of all documents listed in such Title Commitment as exceptions to title.

                 (b) Surveys of each tract of Real Property (the "Surveys") consisting of a plat and field notes prepared by a licensed surveyor reasonably acceptable to the Purchaser, each of which shall
         (i) reflect the actual dimensions of, and area within, the Real Property in question, the locations of all easements, setback lines, encroachments or overlaps thereon or thereover, (ii) identify by recording reference all easements, setback lines, and other matters referred to in the Existing Title Policy or Title Commitment (as applicable) therefor, (iii) be certified to the Company; (iv) reflect any area within the Real Property that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other Governmental Authority as being subject to special or increased flood hazards, and (v) in general, comply with the requirements of the Texas Surveyor's Association for Category 1A Condition II surveys.
         All encroachments or other survey defects shall be cured or insured prior to Closing.

         4.9 Sale of Related Assets. At or prior to the Closing, SBJ Trust will sell, transfer, convey and deliver, all of their rights, ownership and interest in all of the Related Assets to the Purchaser, free and clear of any mortgage, pledge, lien, charge, encumbrance or other adverse claim. Such transfer shall be effected pursuant to conveyance documents, with a general warranty of title, in form and substance satisfactory to the Purchaser in its reasonable judgment. Contemporaneously with the foregoing transfer of any Related Asset, any leases, licenses, notes or other obligations between the Company and any Seller not provided for in this Agreement or fully disclosed on any Schedule to this Agreement shall be terminated as of such date, for no additional consideration, and with no remaining obligations or liabilities for the Company after such date.

         4.10 Transfer of Marks. At or prior to the Closing, any rights or licenses that any Seller or any affiliate of the Company has will be transferred to the Company for no additional consideration, and any such Seller or affiliate will execute and deliver to the Company such instruments of transfer as shall be requested by the Purchaser, in each case in form and substance satisfactory to the Purchaser in its reasonable judgment (the "Marks Conveyance Instruments").

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser further agrees, except as set forth in or contemplated by this Agreement or as otherwise approved by the Sellers in writing, as follows:

         5.1 Obtaining Consents. The Purchaser will use all reasonable efforts to obtain all consents, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement.

         5.2 Confidentiality. Until the transactions contemplated hereby have been consummated (and if for any reason such transactions are not consummated for a period of one year after the effective date hereof), neither the Purchaser nor any employee or other representative or agent of the Purchaser will disclose or use any information obtained in the course of its investigation under Section 4.3, the negotiation of this Agreement or otherwise or set forth in any schedule hereto, except (a) in connection with the consummation hereof, (b) as required by law, (c) as may be necessary to the prosecution or defense of any claim or suit brought to enforce rights under this Agreement, (d) to the extent that the same may become public other than through the action of the Purchaser, or the representatives, agents or employees of the Purchaser or (e) in connection with the negotiation and consummation of the sale of securities of the Purchaser or any of its affiliates to investors, provided that such investors agree to keep such information confidential on the terms set forth herein. If the transactions contemplated hereby are not consummated and this Agreement terminates, the Purchaser, its employees and other representatives and agents promptly will return all copies of documents, contracts or records and other properties furnished by Sellers or Company pursuant to this Agreement.

         5.3 Satisfaction of Closing Conditions. The Purchaser shall use all reasonable efforts to satisfy the conditions to Closing set forth in
Article VI relating to the Purchaser in an expeditious manner.

         5.4 Delivery of Documents at Closing. At the Closing, subject to satisfaction of the conditions set forth in Article VI, the Purchaser shall execute and deliver to the Sellers the documents contemplated to be delivered pursuant to Section 6.2.

         5.5 Distribution of Amounts to Pay Taxes. The Purchaser acknowledges that, the Company is an S Corporation (within the meaning of the Code) and that the Sellers will have taxable income based upon their respective share of the income of the Company for 1997 ("S Corporation Income"). The Purchaser further acknowledges that effective as of the Closing Date, the Board of Directors of the Company has declared a dividend to the Sellers equal to (a) the amount of federal income taxes payable by the Sellers to the extent directly related to the S Corporation Income for

1997 (which for purposes of clarity does not include any income or gain resulting from the transactions contemplated by this Agreement) less (b) any amounts distributed by the Company to either or both of the Sellers subsequent to January 1, 1997 (including without limitation the distribution of $52,500 made to Saragosa Bazan, Jr. in October 1997); provided, however, that the amount set forth in clause (a) shall in no event be greater than $250,000.
Such dividend will be payable by the Company within ten business days following the determination by the Company and/or its auditors of the amount set forth in clause (a).

                                   ARTICLE VI

                     CONDITIONS TO THE CLOSING; TERMINATION

         6.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Purchaser) of each of the following conditions:

                 (a) Representations and Warranties of the Company and the Sellers to be True. (i) The representations and warranties of the Company and the Sellers hereunder shall be made again at the Closing and shall be true and correct as of the Closing, except to the extent expressly contemplated by this Agreement, (ii) the Company and the Sellers shall have performed all covenants required of them by this Agreement as of the Closing and (iii) the Company and the Sellers shall have furnished the Purchaser at the Closing with a certificate of the Sellers and the President of the Company to such effect, as well as to the effect that all of the conditions contemplated by this
         Section 6.1 have been satisfied as of the Closing Date.

                 (b) Third Party Consents. The Company and the Sellers shall have obtained all required consents to the transactions contemplated by this Agreement from the parties to material contracts, agreements, understandings, franchises, permissions and commitments of the Company and the Sellers.

                 (c) Statutory Requirements; Litigation. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained, and there shall not be any actual or threatened litigation (including any investigation by any Governmental Authority) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of the Purchaser, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of the Purchaser.

                 (d) Stock Certificates. The Stock Sellers shall have delivered to the Purchaser at the Closing one or more stock certificates representing the Shares in good delivery form and accompanied by duly executed stock powers evidencing all of the Common Stock.

                 (e) Lease Agreement. The Company and SBJ Trust shall have executed and delivered to each other a Lease Agreement in the form of Exhibit A attached hereto (the "Lease Agreement").

                 (f) Officers and Directors. The Company and the Sellers shall have delivered to the Purchaser resignations for each director and officer of the Company (other than Saragosa Bazan, Jr.), which resignations shall be effective contemporaneously with the closing of the purchase by the Purchaser of the Common Stock.

                 (g) Real Property. The Sellers shall have delivered to the Purchaser the following documents:

                          (i) General Warranty Deed. A general warranty deed from SBJ Trust to the Company with respect to the Related Assets, as contemplated by Section 4.9, together with such other instruments of transfer as shall be reasonably requested by the Purchaser in connection with the transfer of the Related Assets.

                          (ii) Removal of Existing Tenants. Evidence satisfactory to the Purchaser in its reasonable judgment that, no person other than the Company occupies any portion of any of the Leaseholds or has any rights to occupy any portion of any of the Leaseholds.

                          (iii)   Owner Policy of Title Insurance.  A
                 Texas-form owner policy of title insurance for the Related Assets for which a Title Commitment was delivered to the Purchaser pursuant to Section 4.8 hereof, in an amount equal to the fair market value of such Real Property insuring the Company owns the Real Property in question or leasehold estate therein (as applicable) subject only to the exceptions to title set forth in the applicable Title Commitment that are acceptable to the Purchaser in its reasonable judgment.

                 (h) Repayment of Amounts Owed to the Company by the Sellers. Any amounts owed by any Seller (or any affiliate or family member thereof) to the Company shall be repaid in full at or prior to the Closing.

                 (i) Employment Agreements. The Company and each of Saragosa Bazan, Jr., Lydia Bazan and Ray Bazan shall have entered into employment agreements in the form attached hereto as Exhibit B (collectively, the "Employment Agreements"), and Mark Bazan shall have entered into an advisory agreement with the Company in a form that is substantially similar to the Employment Agreements.

                 (j) Marks Conveyance Instruments. At or prior to the Closing, the Sellers and any affiliates of the Company shall have delivered to the Company any Marks Conveyance Instruments required to be delivered pursuant to Section 4.10 hereof.

         6.2 Conditions to Obligations of the Sellers and the Company. In addition to the satisfaction of the conditions referred to in subparagraph (b) of Section 6.1 hereof, the obligations of the Company and the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by the Sellers) of each of the following conditions

                 (a) Representations and Warranties of the Purchaser to Be True. (i) The representations and warranties of the Purchaser hereunder shall be made again at the Closing and shall be true and correct as of the Closing, except to the extent expressly contemplated by this Agreement, (ii) the Purchaser shall have performed all covenants required of it by this Agreement as of the Closing and (iii) the Purchaser shall have furnished the Company and the Sellers at the Closing with a certificate of an executive officer of the Purchaser to such effect, as well as to the effect that all of the conditions contemplated by this Section 6.2 have been satisfied as of the Closing Date.

                 (b) Statutory Requirements; Litigation. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained and there shall not be any actual or threatened litigation (including any investigation by any Governmental Authority) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of the Sellers, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of the Sellers.

                 (c) Payment of Purchase Price. The Purchaser shall have paid the cash purchase price for the shares of Common Stock to be paid at the Closing as specified in Section 1.1 hereof and shall have delivered certificates for shares of Purchaser Common Stock registered in the names of the Sellers, in each case in the respective amounts set forth on Appendix I.

                 (d) Lease Agreement. The Company and SBJ Trust shall have executed and delivered to each other the Lease Agreement.

                 (e) Employment Agreements. The Company and each of Saragosa Bazan, Jr., Lydia Bazan and Ray Bazan shall have entered into the Employment Agreements, and the Company shall have entered into an advisory agreement with Mark Bazan in a form that is substantially similar to the Employment Agreements.

                 (f) Repayment of Certain Indebtedness. The Company and/or the Purchaser shall have arranged for the repayment of all amounts outstanding under the promissory notes that are described on
         Schedule 2.11(k), but only to the extent described thereon.

         6.3 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated herein may be terminated at any time before the Closing as follows:

                 (a) Mutual Consent. By the mutual consent of the Sellers and the Purchaser.

                 (b) Expiration Date. By any of the Sellers or the Purchaser if the Closing shall not have occurred on or before January 31, 1997; provided, however, that no party hereto can terminate this Agreement pursuant to this clause 6.3(b) if at such time such party is in breach of any provision of this Agreement.

         6.4 Effect of Termination and Failure of Conditions. In the event of termination of this Agreement as provided in Section 6.3, or of the failure of a condition resulting in the Purchaser, the Company or the Sellers not performing its or their obligations hereunder pursuant to the terms of

Section 6.1 or 6.2, as the case may be, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto with respect thereto except (i) the provisions of Sections 4.4 and 5.2 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any breach hereof.

                                  ARTICLE VII

                      ADDITIONAL AGREEMENTS OF THE PARTIES

         7.1     Survival of Representations and Warranties.

                 (a) All statements contained in any certificate, schedule, exhibit, financial statement or other document or instrument delivered by or on behalf of any party hereto pursuant to or in connection with this Agreement for the purposes of this Agreement shall be deemed to be representations and warranties hereunder.
         Except to the extent otherwise provided in paragraph (b) below, the representations, warranties and covenants hereunder shall survive the Closing and any investigation of any of the parties with respect thereto indefinitely.

                 (b) The representations hereunder shall survive the Closing for the following periods after the Closing Date:

                          (i) The representations and warranties set forth in Sections 2.2 and 2.10, and all of the covenants set forth in this Agreement, shall survive without limitation as to time.

                          (ii) The representations and warranties set forth in Sections 2.12 and 2.13 shall survive until one day after the expiration of the applicable statute of limitations (including all extensions).

                          (iii) All other representations shall survive for two years and one day.

                 The date of expiration of any representation or warranty shall be referred to herein as the "Termination Date". Representations and warranties under this Agreement shall be of no further force or effect after the applicable Termination Date; provided, however, that there shall be no such termination of any representation or warranty with respect to a bona fide claim asserted with respect thereto prior to such date in accordance with the terms of Section 7.2.

         7.2     Indemnification.

                 (a) Indemnification by Sellers for Claims Relating to Occurrences or Conditions Prior to Closing. Sellers jointly and severally agree to defend, indemnify, protect, save and hold harmless the Purchaser, the Company, and their affiliates, successors, assigns, officers, directors and controlling persons (collectively, the "Purchaser Indemnitees") from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, litigation costs and all attorneys' and experts' fees and expenses (collectively, the "Losses") relating to (i) the ownership, condition, operation or conduct of the business of the Company and its operations and business and (ii) the Related Assets and arising or accruing on or prior to the Closing Date.

                 (b) Breaches of Representations, Warranties, Covenants or Agreements. Sellers jointly and severally agree to defend, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Purchaser Indemnitees by, or arising out of, or as a result of, any of the representations, warranties, covenants or agreements of Sellers or the Company contained in this Agreement or any certificate or instrument delivered by any Seller or the Company pursuant to the terms hereof being incorrect, untrue or breached. Subject to the foregoing, the Purchaser Indemnitees shall have the right to indemnification under this Section 7.2(b) in accordance with its terms, regardless of whether any of them could alternatively receive indemnification with respect thereto under Section 7.2(a)(i). The Purchaser agrees to defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees by, or arising out of, or as a result of, any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement or any certificate or instrument delivered by the Purchaser pursuant to the terms hereof being incorrect, untrue or breached. Subject to the foregoing, the Seller Indemnitees shall have the right to indemnification under this Section 7.2(b) in accordance with its terms, regardless of whether any of them could alternatively receive indemnification with respect thereto under
         Section 7.2(a)(ii). Notwithstanding the foregoing provisions of this clause (b), Sellers and/or the Purchaser shall have liability pursuant to this Section 7.2(b) arising out of representations and warranties being incorrect or untrue or covenants or agreements breached only with respect to Losses arising out of or as a result of a breach or untruth described in a Claim Notice given to Sellers or the Purchaser, respectively, in accordance with the provisions hereof on or prior to the applicable Termination Date, if any.

                 (c) Express Negligence Acknowledgment. Without limiting or enlarging the scope of the indemnification obligations set forth in this Agreement, AN INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT REGARDLESS OF WHETHER THE LOSS GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SUCH INDEMNIFIED PARTY.

                 (d) Assertion of Claims. All claims for indemnification by any of the Seller Indemnitees or any of the Purchaser Indemnitees under Section 7.2(a) or any other provision of this Agreement or any Document shall be asserted and resolved as follows:

                          (i) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness and in writing notify the Indemnifying Party of the Losses, specifying the nature of and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party
                 (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (y) whether it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. (A) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise. (B) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party. In the case of either (A) or (B), if the Indemnifying Party has not yet admitted its liability for a claim, the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit liability for the claim if it has not already done so and (ii) if liability has been admitted, reject, in its reasonable judgment, the proposed settlement. Failure to reject such settlement within such 30-day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnity therefor, unless the Indemnifying Party has not prior to the time of settlement admitted liability for such claim.

                          (ii) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the claim notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         7.3 Sellers' Access to the Company. If the Closing occurs, then, following such Closing and upon at least 48 hours' prior written notice, the Sellers and their employees, representatives and agents shall be given access during reasonable business hours to the facilities, properties, personnel, books and non-privileged records of the Company for the purpose of satisfying any obligations imposed upon the Sellers pursuant to this Agreement, including without limitation the indemnification obligations imposed pursuant to Section 7.2; provided, however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the Company. The Company will cause the employees, counsel, accountants and other representatives of the Company to be available to the Sellers and their agents at all reasonable times during business hours for such purposes.

         7.4     Agreement Not to Compete.

                 (a) As a further inducement to the Purchaser to enter into this Agreement, each Seller agrees that during the period from the Closing Date until the fifth anniversary after the latest date that any Seller ceases to be an employee of the Purchaser or any of its subsidiaries:

                          (i) No Seller shall, directly or indirectly, for their own account or for the account of others, as an officer, director, passive stockholder, owner, partner, member, promoter, consultant, advisor, employee, manager or otherwise, participate in the promotion, financing, ownership, operation or management of, or assist in, furnish advice with respect to, or carry on through a proprietorship, partnership, joint venture, limited liability company, corporation, other form of business entity or otherwise, any business activity in a geographic market within the State of Texas or any other state where the Company is doing such business or has plans to do such business, involving or relating to the business of distributing, packaging, and processing tortillas, tortilla chips and related products; provided, however, that nothing in this clause (i) shall prohibit any Seller's aggregate beneficial ownership of not in excess of 1% of any class of common stock that is listed for trading on a national securities exchange; and

                          (ii) No Seller shall furnish advice to, solicit, or do business with any customer (or any previous customer within the last year) of the Company or any of its subsidiaries relating to the business of the Company in any geographic market within the State of Texas or any other state where such customer is doing business with the Company or any of its subsidiaries.

                          (iii) No Seller shall encourage or induce any current or former employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates, offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company or any of its subsidiaries or affiliates.

                 (b) Although the parties to this Agreement have, in good faith, used all reasonable efforts to make this covenant reasonable in both geographic area and in duration, and it is not anticipated, nor is it intended, by either of the parties to this Agreement that any court of competent jurisdiction would find it necessary to reform this covenant not to compete to make it reasonable in both geographic area and in duration, or otherwise, the parties to this Agreement agree that any court of competent jurisdiction making a determination that it is necessary to reform this covenant not to compete to make it reasonable in either geographic area or duration, or otherwise, shall be, and hereby is, empowered and directed to reform this Agreement to a reasonable restriction rather than invalidating this covenant or otherwise rendering it unenforceable.

                 (c) In the event of breach by any Seller of this covenant not to compete, it is understood and agreed (i) that the Purchaser or the Company shall be entitled to injunctive relief as well as any and all other applicable remedies at law and in equity; and (ii) that damages, if any, for the breach of this covenant not to compete will accrue and be recoverable by the Purchaser or any subsidiary as of and from the date of the breach insofar as the damages for such breach relate to an action that occurred within the scope of the geographic area and duration of the covenant not to compete determined to be reasonable (whether or not the covenant is reformed in connection with such determination).

                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1 Certain Definitions. The following terms as used in this Agreement shall have the following meanings:

                 (a) The term "subsidiary" shall mean with respect to a specified entity (i) in the case of a corporation, 40% or more of the capital stock, the holders of which are regularly entitled to vote for the election of directors, is owned directly or indirectly by such entity, (ii) in the case of a trust, partnership or other entity, a trust, partnership or entity of which such specified entity owns directly or indirectly 40% or more of the beneficial interest or equity; and

                 (b) The term "affiliate" shall mean with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the entity specified.

         8.2 Expenses. Each party hereto shall bear its own legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated herein. All expenses of the Company with respect to the transactions contemplated herein shall be solely for the account of Sellers.

         8.3 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder or under any document delivered pursuant hereto shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by telex, facsimile or telecopy to the addresses or facsimile numbers, as appropriate, as set forth below.

                 If to the Sellers, and, prior to the Closing, the Company, to:

                 c/o Mr. Saragosa Bazan, Jr.
                   and Ms. Lydia E. Bazan
                 216 Fenway
                 Victoria, Texas 77904
                 Telecopy: (512) 573-3367

                 with a copy to:

                 Ms. Jean S. Cullen
                 Cullen, Carsner, Seerden & Cullen, L.L.P.
                 119 South Main Street
                 Victoria, Texas 77902
                 Telecopy: (512) 573-2603

and in the case of the Purchaser, and after the Closing, the Company, to:

                 Authentic Specialty Foods, Inc.
                 c/o The Shansby Group
                 250 Montgomery Street
                 Suite 1100
                 San Francisco, California 94194
                 Attention: Keith R. Lively
                 Telecopy:  (415) 421-5120
        with a copy to:

                 Vinson & Elkins L.L.P.
                 2300 First City Tower
                 1001 Fannin
                 Houston, Texas   77002-6760
                 Attention:  J. Mark Metts, Esq.
                 Telecopy:  (713) 758-2346

or at such other address or facsimile number as may have been specified by like notice.

         8.4 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.

         8.5 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire, completely integrated agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, including without limitation that certain letter of intent dated October 8, 1997 by and among the Purchaser, the Company and Saragosa Bazan, Jr., as extended and amended by that certain letter agreement dated December 15, 1997.

         8.6 Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. The consummation of the transactions contemplated hereby shall not be deemed a waiver of the right any party may have hereunder with respect to any other party's representations, warranties, covenants or agreements contained in or related to this Agreement being incorrect, untrue or breached.

         8.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No supplement, alteration or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

         8.8 Public Statements. After the date here of and prior to the Closing Date, Sellers, the Company and the Purchaser shall consult with each other with regard to all publicity, general employee announcements and public announcements concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange (including, without limitation, the Nasdaq Stock Market), no party shall issue a press release or announcement concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other parties hereto, which shall not be unreasonably withheld. On or after the Closing Date, Sellers shall not issue a press release or announcement concerning this Agreement and the transactions contemplated hereby without the prior written consent of the Purchaser.

         8.9 Further Actions. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement. Without limiting the foregoing, Sellers agree to perform any reasonable acts necessary to obtain state, federal or foreign registration of any Mark currently used in the Company's business as now conducted. Without limiting the foregoing, if, at any time or from time to time after the Closing, the Purchaser, the Company or any Seller shall identify any Related Asset that was not transferred to the Company as required by Section 4.9, then the Sellers shall immediately transfer, without additional consideration, all of their rights, ownership and interest in any such Related Asset to the Company, free and clear of any mortgage, pledge, lien, charge, encumbrance or other adverse claim. Such transfer shall be effected pursuant to conveyance documents in form and substance satisfactory to the Purchaser in its reasonable judgment.

         8.10 Assignment. No Seller may assign or delegate any of its rights or duties hereunder, without the prior written consent of the Purchaser. Any assignment or delegation made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

         8.11 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         8.12 Specific Performance. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, any other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         8.13 Governing Law. This Agreement and the other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

         8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.15 Withholding or Granting of Consent. Except as otherwise provided in this Agreement, each party hereto may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement or any other document or instrument or agreement delivered or entered into pursuant hereto, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

         8.16 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Sections
7.2 shall inure to the benefit of the Purchaser Indemnitees and the Seller Indemnitees as provided therein.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                         AUTHENTIC SPECIALTY FOODS, INC.


                                         By: /s/ SAMUEL E. HILLIN, JR.
                                            ------------------------------
                                                 Samuel E. Hillin, Jr.
                                                 Vice President

                                         THE TORTILLA KING, INC.


                                         By: /s/ SARAGOSA BAZAN, JR.
                                            ------------------------------
                                                 Saragosa Bazan, Jr.
                                                 President

                                             /s/ SARAGOSA BAZAN, JR.
                                         ---------------------------------
                                         SARAGOSA BAZAN, JR.

                                             /s/ LYDIA E. BAZAN
                                         ---------------------------------
                                         LYDIA E. BAZAN


                                         SBJ TRUST


                                         By  /s/ SARAGOSA BAZAN, JR.
                                           -------------------------------
                                                 Saragosa Bazan, Jr.
                                                 Trustee


                                         By  /s/ LYDIA E. BAZAN
                                           -------------------------------
                                                 Lydia E. Bazan
                                                 Trustee

                       APPENDICES, EXHIBITS AND SCHEDULES

Appendix I                Ownership of Common Stock
Appendix II               Related Assets

Exhibit A                 Form of Lease Agreement
Exhibit B                 Form of Employment Agreement

Schedule 2.1              Foreign Jurisdictions
Schedule 2.2              Stock Ledger
Schedule 2.4              Governmental Authorizations
Schedule 2.5              Financial Statements
Schedule 2.6              Adverse Changes
Schedule 2.7(a)           Leases
Schedule 2.8              Litigation
Schedule 2.9(a)           Marks
Schedule 2.9(d)           Certain Employees
Schedule 2.10(g)          Environmental Reports and Records
Schedule 2.11(a)          Options
Schedule 2.11(b)          Service Agreements
Schedule 2.11(c)          Agreements Relating to Real Property
Schedule 2.11(d)          Construction Contracts
Schedule 2.11(e)          Accounts Receivable
Schedule 2.11(f)          Compensation
Schedule 2.11(g)          Compensation Policies
Schedule 2.11(h)          Pleadings and Complaints
Schedule 2.11(i)          Depreciation Schedules
Schedule 2.11(j)          Employee Benefits
Schedule 2.11(k)          Credit Documents
Schedule 2.11(l)          Material Contracts
Schedule 2.11(m)          Agreements Not to Compete
Schedule 2.11(n)          Royalty Agreements
Schedule 2.11(o)          Contracts with Interested Parties
Schedule 2.12             Taxes
Schedule 2.13             Employee Benefit Plan, Employee Classification
Schedule 2.14             Conflicts
Schedule 2.17             Banks
Schedule 2.18             Officers and Directors
Schedule 2.19             Suppliers and Customers
Schedule 2.21             Outstanding Indebtedness
Schedule 2.22 Part I      Insurance Information
Schedule 2.22 Part II     Insurance Policies
Schedule 4.1(j)           Capital Expenditures, Additions, and Improvements
Schedule 4.1(r)           Certain Amendments

                                   APPENDIX I

                           OWNERSHIP OF COMMON STOCK



                                                                     NUMBER OF
                                                                     SHARES OF
                                  NUMBER OF        PORTION OF        PURCHASER
                                  SHARES OF      CASH PURCHASE      COMMON STOCK
                                COMMON STOCK       PRICE TO            TO BE
      SELLER                        OWNED         BE RECEIVED         RECEIVED
-------------------             ------------     -------------      ------------
Saragosa Bazan, Jr.                  500           $2,375,000         120,313
Lydia E. Bazan                       500            2,375,000         120,313

SBJ Trust                              0              250,000               0
                                   -----           ----------         -------
Total                              1,000           $5,000,000         240,626
                                   =====           ==========         =======